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                                                                    EXHIBIT 99.1

                               [TRANSWITCH LOGO]

                                                                    News Release


            TranSwitch Corporation Announces Stock Repurchase Program
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(Shelton, CT) September 17, 2001 -- TranSwitch Corporation (NASDAQ: TXCC)
announced today that it has adopted a repurchase program of up to 10% of its outstanding shares of common stock over the next 12 months. The Company will implement the repurchase program immediately. Any purchases under the Company's stock repurchase program will be made from time-to-time in the open market and the repurchase program can be suspended at any time. The Company intends to fund the repurchases of the common stock from available cash and short-term investments.

As of September 14, 2001, TranSwitch had approximately 84 million shares of common stock outstanding.

About TranSwitch Corporation:

TranSwitch, headquartered in Shelton, Connecticut, is a leading developer and global supplier of innovative high-speed VLSI semiconductor solutions - Connectivity Engines (TM)- to original equipment manufacturers who serve three fast-growing end-markets: the Worldwide Public Network Infrastructure, the Internet Infrastructure, and corporate Wide Area Networks (WANs). Combining its in-depth understanding of applicable global communication standards and its world-class expertise in semiconductor design, TranSwitch implements communications standards in VLSI solutions which deliver high levels of performance. Committed to providing high-quality products and service, TranSwitch is ISO 9001 registered. Detailed information on TranSwitch products, news announcements, seminars, service and support is available on TranSwitch's home page at the World Wide Web site: www.transwitch.com.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements regarding TranSwitch and its operations involve risks and uncertainties, including without limitation risks of downturns in economic conditions generally and in the telecommunications and data communications markets and the semiconductor industry specifically; risks in technology development and commercialization; risks in product development and market acceptance of and demand for TranSwitch's products and products developed by TranSwitch's customers; risks of failing to attract and retain key managerial and technical personnel; risk of dependence on third-party VLSI fabrication facilities, intellectual property rights, and litigation; risks associated with competition and competitive pricing pressures; risks associated with foreign sales and high customer concentration; risks associated with acquiring new businesses; and other risks detailed in TranSwitch's filings with the Securities and Exchange Commission.

TranSwitch is registered trademark of TranSwitch Corporation.

For more information contact:
Peter J. Tallian, Chief Financial Officer
TranSwitch Corporation
3 Enterprise Drive
Shelton, CT  06484
Phone:  (203) 929-8810 x2427
www.transwitch.com